Exhibit 3.2

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. NAME OF CORPORATION: Specialized Leasing, Inc.

2. THE ARTICLES HAVE BEEN AMENDED AS FOLLOWS (PROVIDE ARTICLE NUMBERS, IF AVAILABLE): Article 3 is hereby amended to read as follows:

                           SHARES:

                           The number of common shares which this corporation is authorized to issue is one hundred million (100,000,000) common shares, each with a par value of $.001 per share.

                           Upon amendment of this article 3, every ten (10) outstanding shares of common stock shall be converted into one (1) share of common stock. This is the reflect a ten (10) for one (1) reverse split approved by the shareholders on January 12, 2003.

3. THE VOTE BY WHICH THE STOCKHOLDERS HOLDING SHARES IN THE CORPORATION ENTITLING THEM TO EXERCISE AT LEAST A MAJORITY OF THE VOTING POWER, OR SUCH GREATER PROPORATION OF THE VOTING POWER AS MAY BE REQUIRED IN THE CASE OF A VOTE BY CLASSES OR SERIES, OR AS MAY BE REQUIRED BY THE PROVISIONS OF THE ARTICLES OF INCORPORATION HAVE BEEN VOTED IN FAVOR OF THE AMENDMENT IS: 18,629,000*

4. OFFICER SIGNATURE (REQUIRED): /s/ Robert Yarbray

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.